EXHIBIT 10.1
Federal Home Loan Bank of Topeka
Benefit Equalization Plan
(As amended and restated effective March 23, 2006)
     The Plan amends and restates in its entirety the Bank’s prior Benefit Equalization Plan which was effective January 1, 1987. Any employee that was a member of such prior Benefit Equalization Plan and that is or becomes a Member under the Plan shall not be entitled to receive any benefits under the prior Benefit Equalization Plan, but shall be entitled to receive benefits solely under the Plan. Any employee that was a member of such prior Benefit Equalization Plan and is not, nor becomes, a Member of the Plan shall only be entitled to receive benefits under such prior Benefit Equalization Plan and shall only be entitled to benefits accrued through December 31, 1994 (i.e., based solely on years of employment and compensation paid prior to December 31, 1994). Except as herein provided, such prior Benefit Equalization Plan is terminated and replaced with the Plan.
Article 1. Definitions
     When used in the Plan, the following terms shall have the following meanings:
     1.01 “Account” means the account established and maintained hereunder to record the contributions deemed to be made by the Member and the Bank, as well as the increase in value attributable to the earnings thereon, all as described hereafter.
     1.02 “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.
     1.03 “Adoption Date” means the date of the adoption of the Plan by the Board of Directors.
     1.04 “Bank” means the Federal Home Loan Bank of Topeka.
     1.05 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 6 of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.
     1.06 “Board of Directors” means the Board of Directors of the Bank.
     1.07 “Committee” means the Administrative Committee appointed by the Board of Directors to administer the Plan.
     1.08 “Deferral Agreement” means the agreement under which a Member elects to defer compensation under the Plan in accordance with the provisions of Section 4.04.
     1.09 “Effective Date” means January 1, 1995.
     1.10 “Retirement Fund” means the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified and tax-exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the IRC, as adopted by the Bank.
     1.11 “Incentive Compensation” means bonuses and other incentive compensation payments payable to a Member under any incentive compensation plans adopted by the Bank from time to time.
     1.12 “IRC” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
     1.13 “IRC Limitations” means the cap on compensation taken into account by a plan under IRC Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under IRC Section 5401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under IRC Section 401(m), the dollar limitations on elective deferrals under IRC Section 402(g) and the overall limitations on contributions and benefits imposed on qualified plans by IRC Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.
     1.14 “Member” means any person included in the membership of the Plan as provided in Article 2.

     1.15 “Plan” means the Federal Home Loan Bank of Topeka Benefit Equalization Plan, as set forth herein and amended from time to time.
     1.16 “Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax-exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the IRC, as adopted by the Bank.
Article 2. Membership
     2.01 Members of the Plan. Each of the following employees of the Bank is hereby made a member of the Plan: Sonia R. Betsworth, Patrick C. Doran, David S. Fisher, Bradley P. Hodges, Andrew J. Jetter, Frank M. Tiernan, and Mark E. Yardley.
     2.02 Addition or Termination of Members. The Board of Directors may add additional employees as members to the Plan and may, subject to Article 8, terminate the participation in the Plan of any employee.
     2.03 Events Upon Which Benefits Payable. A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s retirement, death or other termination of employment with the Bank, except as provided in Section 4.09.
     2.04 Top Hat Plan Exemption. No employee may be a member of the Plan unless the employee is an officer of the Bank having an annual compensation greater than 50 percent of the amount in effect under IRC Section 415(b)(1)(A) for any such plan year or is a highly compensated employee as defined in IRC Section 414(q).
Article 3. Amount and Payment of Pension Benefits
     3.01 Annual Pension Benefit Payable. The amount, if any of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (a) over (b), as determined by the Committee, where:
(a)	is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered
(i) without regard to the IRC Limitations,
(ii) with the inclusion in the definition of “Salary” for the year deferred of any amount deferred by a Member under Section 4.01 and 4.02 of this Plan, and
(b)	is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that is payable to or on account of the Member by the Retirement Fund.
For purposes of this Section 3.01 “annual pension benefit” includes any “Active Service Death Benefit,” “Retirement Adjustment Payment,” “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund.
     3.02 Regular Form of Payment. Unless the Member elects an optional form of payment under the Plan pursuant to Section 3.03 below, the annual pension benefit, if any, payable to or on account of a Member under Section 3.01 above, shall be converted by the actuary and shall be payable to or on account of the Member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence. For purposes of the Plan, the “Regular Form” of payment means an annual benefit payable for the Member’s lifetime and the death benefit described in Section 3.04 below.
     3.03 Optional Form of Payment.
(a)	A Member may elect in writing to have the annual pension benefit, if any, payable to or on account of a Member under Section 3.02 above, converted by the actuary to any optional form of payment permitted under the Retirement Fund. The actuary shall utilize for the purpose of that conversion the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.

(b)	If a Member who had elected an optional form of payment under this Section 3.03 dies after the date his/her benefit payments under the Plan have commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who had elected an optional form of payment under this Section 3.03 dies before the date his/her benefit payments under the Plan commence, his/her election of an optional form of benefit shall be inoperative.

(c)	An election of an optional form of payment under this Section 3.03 may be made only on the form prescribed by the Committee and filed by the Member with the Committee at least thirty (30) days prior to the date that benefits are to commence as provided under Section 3.08 below.
     3.04 Death Benefit. Upon the death of a Member who had not elected an optional form of payment under Section 3.03 above, a death benefit shall be paid to the Beneficiary in a lump sum equal to the excess, if any, of (a) over (b), where:
(a)	is the sum of the benefit payments that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered
(i) without regard to the IRC Limitations
(ii) with the inclusion in the definition of “Salary” for the year deferred of any amount deferred by a Member under Section 4.01 and 4.02 of the Plan, and
(b)	is the sum of the benefit payments, if any, which the Member had received under the Plan.
     3.05 Death Prior to Commencement of Payments. If a Member to whom an annual pension benefit is payable under the Plan dies before commencement of the payment of his/her benefit, the death benefit payable under Section 3.04 shall be payable to the Beneficiary as if the payment of the Member’s benefit had commenced on the first day of the month in which his/her death occurred.
     3.06 Restoration of Employment. If a Member is restored to employment with the Bank after payment of his/her benefit under the Plan has commenced, all payments under the Plan shall thereupon be discontinued. Upon the Member’s subsequent retirement or termination of employment with the Bank, his/her benefit under the Plan shall be recomputed in accordance with Sections 3.01 and 3.02, but shall be reduced by the equivalent actuarial value of the amount of any benefit paid by the Plan in respect of his/her previous retirement or termination of employment, and such reduced benefit shall be paid to such Member in accordance with the provisions of the Plan. For purposes of this Section 3.06, the equivalent actuarial value of the benefit paid in respect of a Member’s previous retirement or termination of employment shall be determined by the actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.
     3.07 Benefit Less Than $100 Per Month. Notwithstanding any other provision of this Plan, if on the date payment under the Plan would otherwise commence, the monthly payment due any Member under the form of payment selected by the Member would be less than or equal to $100 per month, the Member’s entire benefit shall automatically be paid in the form of a lump sum settlement. The amount of the lump sum settlement shall be the equivalent actuarial value of the benefit otherwise due the Member using the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.
     3.08 Payment of Benefits. All pension benefits under the Plan, other than benefits payable to a Member in the form of a lump sum payment, shall be paid in monthly, quarterly, or annual installments, as determined by the Committee in its discretion. Benefits shall commence as soon as practicable following the Member’s retirement date under the Retirement Fund, except that no benefits shall be paid prior to the date that benefits under the Plan can be definitely determined by the Committee.
Article 4. Amount and Payment of Thrift Benefits
     4.01 Thrift Contributions. During each calendar year after 1994, if the Member’s 401(k) account contributions under the Thrift Plan for such year have reached the maximum permitted by the IRC Limitations as determined by the Committee, and if the Member has elected to reduce his/her compensation for such calendar year in accordance with the provisions of Section 4.04, then such Member shall be credited with an elective contribution addition under this Plan equal to the reduction in his/her compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for a Member with respect to any single calendar year shall not be greater than the excess of (a) over (b), where
(a)	is an amount equal to the maximum 401(k) account contribution permitted under the Thrift Plan for the calendar year as determined under the Thrift Plan if its provisions were administered without regard to the IRC Limitations and if compensation as defined in the Thrift Plan included any deferrals made under this Section 4.01 or Section 4.02; and

(b)	is an amount equal to his/her regular account and 401(k) account contributions, including contributions made from Incentive Compensation otherwise payable during such year, actually made under the Thrift Plan for the calendar year.
If the reduction in a Member’s compensation under such election is determined to exceed the maximum allowable elective contribution additions for such year, the excess and any related earnings credited under Section 4.06 shall be paid to such Member within the first two and one-half months of the succeeding calendar year.
     4.02 Thrift Make-up Contributions. During each calendar year after 1994, if a portion of a Member’s regular account contribution or 401(k) account contribution to the Thrift Plan for the preceding year is returned to a Member after the end of such preceding year on account of the IRC Limitations, and if the Member has elected in accordance with the provisions of Section 4.04 to reduce his/her compensation for the current year by an amount up to the sum of such Thrift Plan contributions and related earnings returned to him/her for the preceding year, then such Member shall be credited with a make-up contribution addition under this Plan equal to the reduction in his/her compensation made in accordance with such election.
     4.03 Incentive Compensation. No Member may defer any Incentive Compensation under the Plan. Notwithstanding this prohibition, Incentive Compensation paid or payable during a calendar year, and contributions made to the Thrift Plan therefrom, will be included in the calculations made under Section 4.01 for purposes of determining the maximum percentage of income which can be deferred and for purposes of determining actual contributions to a Member’s regular and 401(k) account.
     4.04 Deferral Election. A Member’s elections under Sections 4.01 and 4.02 shall be made in accordance with the following provisions:
(a)	The Committee shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned and paid.

Notwithstanding the above, a Member who becomes eligible to participate during the calendar year may execute a Deferral Agreement with respect to his/her elections under Section 4.01 and 4.02 within 30 days of the date s/he becomes eligible to participate. An individual who is a Member on the Adoption Date may file a Deferral Agreement with the Committee within 30 days of the Adoption Date and in such manner as the Committee may prescribe. With respect to Sections 4.01 and 4.02, the Deferral Agreement shall only apply to compensation earned by the Member in the payroll periods beginning on or after the later of the date such Agreement is submitted to the Committee or the Adoption Date.

(b)	The Deferral Agreement shall provide for separate elections with respect to the elective contribution additions under Section 4.01 and make-up contribution additions under Section 4.02.

(c)	A Member’s elections on his/her Deferral Agreement of the rates which authorizes deferrals under Sections 4.01 and 4.02 shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in severe financial hardship, request a suspension of his/her salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 4.09 in making its determination.
     4.05 Matching Contributions. Effective May 1, 2004, matching contributions may be made to the Plan in accordance with the following provisions:

(a)	Except as provided in Section 4.05(b) and (c) below, for each elective contribution addition credited to a Member under Section 4.01, such Member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the IRC Limitations and determined after taking into account the Member’s actual contributions to and actual matching contributions under the Thrift Plan. For each make-up contribution addition credited to the Member under Section 4.02, such member shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that was lost under the Thrift Plan with respect to the contributions returned for the preceding calendar year.

(b)	Each calendar year, Patrick C. Doran’s Account under the Plan shall be credited with a matching contribution addition under this Plan equal to (i) minus (ii) but not below zero,
(i) is a matching contribution amount equal to 100% of Patrick C. Doran’s contributions to the Thrift Plan up to 5% of his Salary as defined under the Thrift Plan; and
(ii) is the amount of matching contributions actually made to Patrick C. Doran’s Thrift Plan account for such calendar year.
Further, Patrick C. Doran shall be entitled to receive matching contributions in accordance with Section 4.05(a) of the Plan, except that the matching contribution addition under the Plan shall be based upon a matching formula equal to 100% of his contributions up to 5% of his compensation, unless Patrick C. Doran is entitled to receive a greater matching contribution under the Thrift Plan. In such event, the matching contribution addition, if any, shall be credited to Patrick C. Doran’s Plan Account based upon the Thrift Plan matching formula.
(c)	Each calendar year, David S. Fisher’s Account under the Plan shall be credited with a matching contribution addition under this Plan equal to (i) minus (ii) but not below zero,
(i) is a matching contribution amount equal to 100% of David S. Fisher’s contributions to the Thrift Plan up to 6% of his Salary as defined under the Thrift Plan; and
(ii) is the amount of matching contributions actually made to David S. Fisher’s Thrift Plan account for such calendar year.
Further, David S. Fisher shall be entitled to receive matching contributions in accordance with Section 4.05(a) of the Plan, except that the matching contribution addition under the Plan shall be based upon a matching formula equal to 100% of his contributions up to 6% of his compensation, unless David S. Fisher is entitled to receive a greater matching contribution under the Thrift Plan. In such event, the matching contribution addition, if any, shall be credited to David S. Fisher’s Plan Account based upon the Thrift Plan matching formula.
     4.06 Maintenance of Accounts. The Committee shall maintain an Account on the books and records of the Bank for each Member who is a Member by reason of amounts credited under Section 4.01, 4.02 and 4.05. The elective contribution additions, make-up contribution additions and matching contribution additions of a Member under Sections 4.01, 4.02 and 4.05 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 4.01 and/or 4.02 would otherwise have been paid to such Member. The Committee may designate, from time to time, such other indices of investment performance or investment funds as the measure of investment performance under this Section. A Member shall at all times be 100% vested in his/her Account. In addition, the Account of a Member shall be credited (or debited), from time to time as designated by the Committee, with earnings (or losses) based upon the investment in one or more of the investment vehicles selected by the Committee and made available for election by Members under the Plan, in a form and manner determined by the Committee. A Member may, by filing a notice in the form and manner prescribed by the Committee, elect to change the investment vehicle pursuant to which earnings (or losses) shall be credited (or debited) to the Member’s Account. Any such election made by a Member shall remain in effect until changed, to the extent such change is permitted by the Committee and by the terms of the Plan.
     4.07 Payment of Account. The balance credited to a Member’s Account shall be paid to him/her in a lump sum payment as soon as reasonably practicable after his/her retirement or other termination of employment with the Bank.

     4.08 Death of Member. If a Member dies prior to receiving the balance credited to his/her Account under Section 4.07 above, the balance in his/her Account shall be paid to his/her Beneficiary in a lump sum payment as soon as reasonably practicable after his/her death.
     4.09 Unforeseeable Emergency. While employed by the Bank, a Member may, in the event of an unforeseeable emergency, request a withdrawal from his/her Account. The request shall be made in a time and manner determined by the Committee, shall be for an amount not greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his/her Account, and shall be subject to approval by the Committee. For purposes of this Section 4.09, an unforeseeable emergency means a severe financial hardship resulting from a sudden or unexpected illness or accident of the Member or one of his/her dependents, loss of property due to casualty or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the Member’s control and which hardship the Member is unable to satisfy with funds reasonably available from other sources. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case as determined by the Committee.
Article 5. Source and Method of Payments
     5.01 Obligations are Unsecured General Claims. All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the IRC) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Thrift Plan.
     5.02 Member has no Right to Specific Assets. No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.
Article 6. Designation of Beneficiaries
     6.01 Beneficiary Designation. Each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Member’s death. A Member may, from time to time, revoke or change his/her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.
     6.02 No Designated Beneficiary. If no such beneficiary designation is in effect at the time of a Member’s death, or if no designated beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his/her beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefore.
Article 7. Administration of the Plan
     7.01 Benefit Equalization Plan Committee. The Board of Directors has delegated to the Benefits Equalization Plan Administrative Committee, subject to those powers which the Board has reserved as described in Article 8 below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article 5 above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

     7.02 Engagement of Consultants. If the Committee deems it advisable, it shall arrange for the engagement of the actuary, and legal counsel and certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or Thrift Plan for purposes of Section 3.01 of the Plan, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which it is responsible under the Plan.
     7.03 Composition of Committee. The Committee shall consist of at least three individuals, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, without or without cause, by the Board of Directors. Any Committee member may resign at any time. No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his/her rights or benefits under the Plan. The Committee member shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.
     7.04 Organization of Committee. The Committee shall elect or designate its own Chairman, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all the Committee members are informed in writing of the vote.
     7.05 Claims for Benefits. All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his/her Beneficiary (the “claimant”). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial, a request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. Any decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be subject to review by any court of competent jurisdiction. A claimant who successfully seeks judicial reversal or modification of a Committee decision shall be reimbursed by the Bank for his/her attorneys’ fees.
     7.06 Expenses. All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.
Article 8. Amendment and Termination
     The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan, including but not limited to the termination of any employee’s participation in the Plan, without the consent of the Committee, any Member, Beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion. The Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.
Article 9. General Provisions
     9.01 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other bank and the Plan shall continue in full force and effect.
     9.02 No Continued Right to Employment. Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.
     9.03 Taxes. The Bank shall withhold or cause to be withheld from all benefits payable under the Plan or other compensation paid or due the Member from the Bank all federal, state, local or other taxes required by applicable law to be withheld. If at any time the Committee cannot reasonably determine that deferral of income as intended under the Plan is effective for federal income tax purposes, the Bank shall immediately distribute to each Member (a) in a lump sum settlement the actuarial equivalent of the Member’s accrued benefits under Article 3 of the Plan using the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence and (b) the entire balance then credited to the Member’s account under Article 4 of the Plan. In addition, the Bank shall reimburse the Member for all interest and penalties due for amounts intended to be deferred under the Plan but not reported properly because of the ineffectiveness of such deferral.
     9.04 No Disposition of Member’s Rights. No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of any attempted disposition of such right or interest shall be null and void.
     9.05 Incompetency of Member or Beneficiary. If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his/her affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his/her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.
     9.06 Communications to Committee. All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.
     9.07 Benefits Independent. The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which s/he may be entitled under any other plan or arrangement of the Bank.
     9.08 No Personal Liability; Indemnification. No Committee member shall be personally liable by reason of any instrument executed by him/her or on his/her behalf, or action taken by him/her, in his/her capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless each Committee member and each employee, officer or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.
     9.9 Terminology. As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.
     9.10 Captions. The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not be any manner defined or limit the scope or intent of any provisions of the Plan.
     9.11 Governing Law. The Plan shall be construed according to the laws of the State of Kansas in effect from time to time.